Exhibit 99.1

Heritage Commerce Corp Earns $6.5 Million in First Quarter 2017, a 7% Increase from First Quarter 2016

San Jose, CA — April 27, 2017 — Heritage Commerce Corp (Nasdaq: HTBK), the holding company (the “Company”) for Heritage Bank of Commerce (the “Bank”), today reported net income increased 7% to $6.5 million, or $0.17 per average diluted common share for the first quarter of 2017, compared to $6.1 million, or $0.16 per average diluted common share for the first quarter of 2016, and decreased 9% from $7.2 million, or $0.19 per average diluted common share for the fourth quarter of 2016.

“We continue to build momentum with strong financial results for the first quarter of 2017.  We generated 15% growth in deposits over the prior year, and a net interest margin of 4.06%, a return on average tangible assets of 1.05%, and a return on average tangible equity of 12.69% for the first quarter of 2017,” said Walter Kaczmarek, President and Chief Executive Officer.

“Heritage Commerce Corp was recently named one of the top performing community banks in the country, ranking third out of 281 community banks in the 2016 Raymond James Community Bankers Cup awards.  We were also honored to be named one of the best-performing community banks for 2016 by S&P Global Market Intelligence,” continued Mr. Kaczmarek.

First Quarter 2017 Highlights (as of, or for the periods ended March 31, 2017, compared to December 31, 2016, and March 31, 2016, except as noted):

•                  Diluted earnings per share totaled $0.17 for the first quarter of 2017, compared to $0.16 for the first quarter of 2016, and $0.19 for the fourth quarter of 2016.

•                  For the first quarter of 2017, the return on average tangible assets was 1.05%, and the return on average tangible equity was 12.69%, compared to 1.07% and 12.62%, respectively, for the first quarter of 2016, and 1.14% and 13.81%, respectively, for the fourth quarter of 2016.

•                  Net interest income increased 7% to $23.8 million for the first quarter of 2017, compared to $22.3 million for the first quarter of 2016, and increased 3% from $23.1 million for the fourth quarter of 2016.

•                  For the first quarter of 2017, the fully tax equivalent (“FTE”) net interest margin contracted 16 basis points to 4.06% from 4.22% for the first quarter of 2016, primarily due to lower yields on securities and the factored receivables portfolio, and a decrease in the accretion of the loan purchase discount into loan interest income from the Focus Business Bank (“Focus”) acquisition which was completed on August 20, 2015 (the “acquisition date”), partially offset by an increase in the average balances of loans and securities, and the impact of increases in the prime rate on loan yields and overnight funds.

•                  For the first quarter of 2017, the net interest margin increased 15 basis points from 3.91% for the fourth quarter of 2016, primarily due to an increase in both the yields and the average balances of loans and securities portfolio, partially offset by a decrease in the accretion of the loan purchase discount into loan interest income from the Focus transaction.

•                  The total purchase discount on non-impaired loans from the Focus loan portfolio was $4.6 million at the acquisition date, of which $3.2 million has been accreted into loan interest income from the acquisition date through March 31, 2017.

•                  The accretion of the loan purchase discount into loan interest income from the Focus transaction was $213,000 for the first quarter of 2017, compared to $518,000 for the first quarter of 2016, and $456,000 for the fourth quarter of 2016.

•                  Loans, excluding loans held-for-sale, increased $118.0 million, or 8%, to $1.51 billion at March 31, 2017, compared to $1.40 billion at March 31, 2016, which included an increase of $29.4 million, or 2% in the Company’s legacy portfolio, an increase of $888,000 in the factored receivables portfolio, $38.2 million of purchased commercial real estate (“CRE”) loans, and $49.5 million of purchased residential mortgage loans.

•                  Loans increased $10.7 million, or 1%, to $1.51 billion at March 31, 2017, compared to $1.50 billion at December 31, 2016, which included an increase of $13.6 million, or 1% in the Company’s legacy portfolio, a decrease of $6.8 million in the factored receivables portfolio, an increase of $7.2 million of purchased CRE loans, and a decrease of $3.3 million of purchased residential mortgage loans primarily due to paydowns.

•                  The allowance for loan losses (“ALLL”) was 1.26% of total loans at March 31, 2017, compared to 1.39% at March 31, 2016, and 1.27% at December 31, 2016.  The ALLL to total nonperforming loans was 353.89% at March 31, 2017, compared to 465.06% at March 31, 2016, and 624.03% at December 31, 2016.

•                  Nonperforming assets (“NPAs”) increased to $5.6 million, or 0.21% of total assets, at March 31, 2017, compared to $4.6 million, or 0.20% of total assets, at March 31, 2016, and $3.3 million, or 0.13% of total assets, at December 31, 2016, primarily due to loans from one customer relationship totaling $1.8 million that were placed on nonaccrual during the first quarter of 2017.

•                  Classified assets declined to $10.4 million, or 0.39% of total assets, at March 31, 2017, compared to $21.1 million, or 0.91% of total assets, at March 31, 2016, and $13.6 million, or 0.53% of total assets, at December 31, 2016.

•                  Net charge-offs totaled $275,000 for the first quarter of 2017, compared to net recoveries of $131,000 for the first quarter of 2016, and net charge-offs of $1.2 million for the fourth quarter of 2016.

•                  There was a $321,000 provision for loan losses for the first quarter of 2017, compared to $401,000 for the first quarter of 2016, and $240,000 for the fourth quarter of 2016.

•                  Total deposits increased $301.4 million, or 15%, to $2.33 billion at March 31, 2017, compared to $2.03 billion at March 31, 2016, and increased $67.9 million, or 3%, from $2.26 billion at December 31, 2016.

•                  Deposits, excluding all time deposits and CDARS deposits, increased $330.7 million, or 19%, to $2.10 billion at March 31, 2017, from $1.77 billion at March 31, 2016, and increased $67.6 million, or 3%, from $2.03 billion at December 31, 2016.

•                  The Company’s consolidated capital ratios exceeded regulatory guidelines and the Bank’s capital ratios exceeded the regulatory guidelines for a well-capitalized financial institution under the Basel III regulatory requirements at March 31, 2017.

			Well-capitalized	Fully Phased-in
			Financial	Basel III
			Institution	Minimal
	Heritage	Heritage	Basel III	Requirement(1)
	Commerce	Bank of	Regulatory	Effective
CAPITAL RATIOS	Corp	Commerce	Guidelines	January 1, 2019
Total Risk-Based	12.5%	12.2%	10.0%	10.5%
Tier 1 Risk-Based	11.4%	11.2%	8.0%	8.5%
Common Equity Tier 1 Risk-Based	11.4%	11.2%	6.5%	7.0%
Leverage	8.6%	8.4%	5.0%	4.0%

(1)Requirements for both the Company and the Bank include a 2.5% capital conservation buffer, except the leverage ratio.

Operating Results

Net interest income increased 7% to $23.8 million for the first quarter of 2017, compared to $22.3 million for the first quarter of 2016, and increased 3% from $23.1 million for the fourth quarter of 2016, primarily due to the impact of organic growth in the loan portfolio, the purchase of residential mortgage loans and CRE loans, and an increase in the average balance of investment securities.

For the first quarter of 2017, the net interest margin (FTE) contracted 16 basis points to 4.06% from 4.22% for the first quarter of 2016, primarily due to lower yields on securities and the factored receivables portfolio, and a decrease in the accretion of the loan purchase discount into loan interest income from the Focus transaction, partially offset by an increase in the average balances of loans and securities, and the impact of increases in the prime rate on loan yields and overnight funds. For the first quarter of 2017, the net interest margin increased 15 basis points from 3.91% for the fourth quarter of 2016, primarily due to an increase in both the yields and the average balances of loans and securities, partially offset by a decrease in the accretion of the loan purchase discount into loan interest income from the Focus transaction.

The provision for loan losses for the first quarter of 2017 was $321,000, compared to $401,000 for the first quarter of 2016, and $240,000 for the fourth quarter of 2016.

Noninterest income decreased to $2.3 million for the first quarter of 2017, compared to $2.6 million for the first quarter of 2016, and $3.0 million for the fourth quarter of 2016.  The decrease in noninterest income for the first quarter of 2017, compared to the first quarter of 2016, was primarily due to a lower gain on sales of securities of $186,000, and lower servicing income of $86,000.  The decrease in noninterest income for the first quarter of 2017, compared to the fourth quarter of 2016, was primarily due to a lower gain on sales of securities $578,000, and lower other noninterest income of $204,000, mainly as a result of lower loan fees, for the first quarter of 2017, and a $100,000 gain on proceeds from company-owned life insurance received during the fourth quarter of 2016, partially offset by a higher gain on sales of SBA loans of $181,000 during the first quarter of 2017.

Total noninterest expense for the first quarter of 2017 increased to $15.3 million, compared to $14.7 million for the first quarter of 2016, and $14.3 million for the fourth quarter of 2016.  The increase in noninterest expense in the first quarter of 2017, compared to the first and fourth quarters of 2016, was primarily due to higher salaries and employee benefits as a result of the hiring of additional employees and higher professional fees.  Salaries and employee benefits and professional fees were also higher in the first quarter of 2017, compared to the fourth quarter of 2016, consistent with cyclical nature of these expenses.  Full time equivalent employees were 269 at March 31, 2017, 260 at March 31, 2016, and 263 at December 31, 2016.

The efficiency ratio for the first quarter of 2017 was 58.68%, compared to 58.93% for the first quarter of 2016, and 54.57% for the fourth quarter of 2016.

Income tax expense for the first quarter of 2017 was $3.9 million, compared to $3.7 million for the first quarter of 2016, and $4.4 million for the fourth quarter of 2016. The effective tax rate for the first quarter of 2017 was 37.6%, compared to 37.9% for the first quarter of 2016, and 38.0% for the fourth quarter of 2016.  The difference in the effective tax rate for the periods reported, compared to the combined Federal and state statutory tax rate of 42%, is primarily the result of the Company’s investment in life insurance policies whose earnings are not subject to taxes, tax credits related to investments in low income housing limited partnerships (net of low income housing investment losses), and tax-exempt interest income earned on municipal bonds.  For the first quarter of 2017, there was a tax benefit of $112,000 from the Company’s stock-based compensation plans.

Balance Sheet Review, Capital Management and Credit Quality

Total assets increased to $2.64 billion at March 31, 2017, compared to $2.33 billion at March 31, 2016, and $2.57 billion at December 31, 2016.

The investment securities available-for-sale portfolio totaled $341.6 million at March 31, 2017, compared to $448.5 million at March 31, 2016, and $306.6 million at December 31, 2016.  At March 31, 2017, the Company’s securities available-for-sale portfolio was comprised of $325.5 million agency mortgage-backed securities (all issued by U.S. Government sponsored entities), and $16.1 million of single entity issue trust preferred securities. The pre-tax unrealized loss on securities available-for-sale at March 31, 2017 was ($1.1) million, compared to a pre-tax unrealized gain on securities available-for-sale of $5.2 million at March 31, 2016, and a pre-tax unrealized loss on securities available-for-sale of ($2.0) million at December 31, 2016.  All other factors remaining the same, when market interest rates are rising, the Company will experience a higher unrealized loss (or lower unrealized gain) on the securities portfolio. During the first quarter of 2017, the Company purchased $47.3 million of agency mortgage-backed investment securities available-for-sale, with a weighted average book yield of 2.42%.

At March 31, 2017, investment securities held-to-maturity totaled $341.4 million, compared to $185.2 million at March 31, 2016, and $324.0 million at December 31, 2016.  At March 31, 2017, the Company’s securities held-to-maturity portfolio, at amortized cost, was comprised of $251.2 million tax-exempt municipal bonds, and $90.2 million agency mortgage-backed securities.   During the first quarter of 2017, the Company purchased $27.7 million of agency mortgage-backed securities held-to-maturity, with a weighted average book yield of 2.44%.

Loans, excluding loans held-for-sale, increased $118.0 million, or 8%, to $1.51 billion at March 31, 2017, compared to $1.40 billion at March 31, 2016, which included an increase of $29.4 million, or 2% in the Company’s legacy portfolio, an increase of $888,000 in the factored receivables portfolio, $38.2 million of purchased CRE loans, and $49.5 million of purchased residential mortgage loans.  Loans increased $10.7 million, or 1%, from $1.50 billion at December 31, 2016, which included an increase of $13.6 million in the Company’s legacy portfolio, a decrease of $6.8 million in the factored receivables portfolio, an increase of $7.2 million of purchased CRE loans, and a decrease of $3.3 million of purchased residential mortgage loans.

The loan portfolio remains well-diversified with commercial and industrial (“C&I”) loans accounting for 40% of the loan portfolio at March 31, 2017, which included $42.8 million of factored receivables. CRE loans accounted for 45% of the total loan portfolio, of which 44% were occupied by businesses that own them.  Consumer and home equity loans accounted for 6% of total loans, land and construction loans accounted for 6% of total loans, and residential mortgage loans accounted for the remaining 3% of total loans at March 31, 2017.

The commercial loan portfolio increased $17.2 million, or 3%, to $609.3 million at March 31, 2017, compared to $592.1 million at March 31, 2016, which was primarily the result of an increase of $16.3 million, or 3%, in the C&I portfolio, and an increase of $888,000 in the factored receivables portfolio. The commercial loan portfolio increased $5.0 million, or 1%, from $604.3 million at December 31, 2016, which included an increase of $11.8 million, or 2%, in the C&I portfolio, and a decrease of $6.8 million in the factored receivables portfolio.  C&I line usage was 40% at March 31, 2017, compared to 44% at March 31, 2016, and 42% at December 31, 2016.

The CRE loan portfolio increased $63.2 million, or 10%, to $680.0 million at March 31, 2017, compared to $616.8 million at March 31, 2016, which included an increase of $25.0 million, or 4%, in the Company’s legacy portfolio, and $38.2 million of purchased CRE loans.  There were no purchased CRE loans at March 31, 2016.  The CRE loan portfolio increased $17.8 million, or 3%, from $662.2 million at December 31, 2016, which included an increase of $10.6 million, or 2% in the Company’s legacy portfolio, and an increase of $7.2 million of purchased CRE loans outstanding.  During the first quarter of 2017, the Company purchased $7.4 million of CRE loans on properties located primarily in the San Francisco Bay Area, with an average loan principal amount of approximately $2.5 million per loan, and weighted average yield of 3.89%, net of servicing fees to the servicer.

Land and construction loans decreased $14.4 million to $81.1 million at March 31, 2017, compared to $95.5 million at March 31, 2016, primarily due to the payoff of construction loans during the fourth quarter of 2016.

During the year ended December 31, 2016, the Company purchased jumbo single family residential mortgage loans totaling $57.5 million, all of which are domiciled in California, with an average loan principal amount of approximately $834,000 per loan, and weighted average yield of 3.00%, net of servicing fees to the servicer. Residential mortgage loans outstanding at March 31, 2017 totaled $49.5 million, compared to $52.9 million at December 31, 2016.

The yield on the loan portfolio was 5.53% for the first quarter of 2017, compared to 5.64% for the first quarter of 2016, and 5.46% for the fourth quarter of 2016. The decrease in the yield on the loan portfolio for the first quarter of 2017, compared to the first quarter of 2016, reflects the impact of the lower yielding purchased residential mortgage loans and purchased CRE loans, a lower yield on the factored receivables portfolio, and a decrease in the accretion of the loan purchase discount into loan interest income from the Focus transaction, partially offset by the impact of increases in the prime rate. The increase in the yield on the loan portfolio for the first quarter of 2017, compared to the fourth quarter of 2016, reflects the impact of increases in the prime rate, partially offset by a decrease in the accretion of the loan purchase discount into loan interest income from the Focus transaction.

The yield on the loan portfolio, excluding the purchased residential loans, purchased CRE loans, factored receivables portfolio, and accretion of the loan purchase discount from the Focus transaction, increased to 5.00% for the first quarter of 2017, compared to 4.78% for the first quarter of 2016, and 4.73% for the fourth quarter of 2016.

The accretion of the loan purchase discount in loan interest income from the Focus transaction was $213,000 for the first quarter of 2017, compared to $518,000 for the first quarter of 2016, and $456,000 for the fourth quarter of 2016.  The total purchase discount on non-impaired loans from the Focus loan portfolio was $4.6 million at the acquisition date, of which $3.2 million has been accreted to loan interest income from the acquisition date through March 31, 2017.

At March 31, 2017, NPAs increased to $5.6 million, or 0.21% of total assets, compared to $4.6 million, or 0.20% of total assets, at March 31, 2016, and $3.3 million, or 0.13% of total assets, at December 31, 2016, primarily due to loans from one customer relationship totaling $1.8 million that were placed on nonaccrual during the first quarter of 2017.  At March 31, 2017, March 31, 2016, and December 31, 2016, the NPAs included no loans guaranteed by the Small Business Administration (“SBA”).  Foreclosed assets were $183,000 at March 31, 2017, compared to $386,000 at March 31, 2016, and $229,000 at December 31, 2016.  The following is a breakout of NPAs at the periods indicated:

	End of Period:
NONPERFORMING ASSETS	March 31, 2017		December 31, 2016		March 31, 2016
(in $000’s, unaudited)	Balance	% of Total	Balance	% of Total	Balance	% of Total
Commercial and industrial loans	$3,704	66%	$2,097	64%	$290	6%
Commercial real estate loans	912	16%	419	13%	2,910	64%
Home equity and consumer loans	252	5%	270	8%	771	17%
Restructured and loans over 90 days past due and still accruing	207	4%	—	0%	—	0%
Land and construction loans	195	4%	199	6%	213	5%
Foreclosed assets	183	3%	229	7%	386	8%
SBA loans	137	2%	74	2%	—	0%
Total nonperforming assets	$5,590	100%	$3,288	100%	$4,570	100%

Classified assets declined to $10.4 million at March 31, 2017, compared to $21.1 million at March 31, 2016, and $13.6 million at December 31, 2016.  Classified assets include $6,000 of loans guaranteed by the SBA at March 31, 2017, compared to no loans guaranteed by the SBA at March 31, 2016, and $322,000 of loans guaranteed by the SBA at December 31, 2016.

The following table summarizes the allowance for loan losses:

	For the Quarter Ended
ALLOWANCE FOR LOAN LOSSES	March 31,	December 31,	March 31,
(in $000’s, unaudited)	2017	2016	2016
Balance at beginning of period	$19,089	$20,032	$18,926
Provision for loan losses during the period	321	240	401
Net (charge-offs) recoveries during the period	(275)	(1,183)	131
Balance at end of period	$19,135	$19,089	$19,458

Total loans, net of deferred fees	$1,513,287	$1,502,607	$1,395,264
Total nonperforming loans	$5,407	$3,059	$4,184

Allowance for loan losses to total loans	1.26%	1.27%	1.39%
Allowance for loan losses to total nonperforming loans	353.89%	624.03%	465.06%

The ALLL at March 31, 2017 was 1.26% of total loans, compared to 1.39% at March 31, 2016, and 1.27% at December 31, 2016.  The ALLL to total nonperforming loans was 353.89% at March 31, 2017, compared to 465.06% at March 31, 2016, and 624.03% at December 31, 2016.

Total deposits increased $301.4 million, or 15%, to $2.33 billion at March 31, 2017, compared to $2.03 billion at March 31, 2016, and increased $67.9 million, or 3%, from $2.26 billion at December 31, 2016.  Deposits, excluding all time deposits and CDARS deposits, increased $330.7 million, or 19%, to $2.10 billion at March 31, 2017, from $1.77 billion at March 31, 2016, and increased $67.6 million, or 3%, from $2.03 billion at December 31, 2016.

The total cost of deposits increased 1 basis point to 0.16% for the first quarter of 2017, from 0.15% for the first and fourth quarters of 2016.

Tangible equity was $211.6 million at March 31, 2017, compared to $197.9 million at March 31, 2016, and $207.2 million at December 31, 2016.  Tangible book value per common share was $5.57 at March 31, 2017, compared to $5.54 at March 31, 2016, and $5.46 at December 31, 2016.  There was no Series C Preferred Stock outstanding at March 31, 2017, and December 31, 2016, compared to 21,004 shares of Series C Preferred Stock outstanding at March 31, 2016.  During the third quarter of 2016, the holders of the Company’s Series C Preferred Stock exchanged 21,004 shares of Series C Preferred Stock for 5,601,000 shares of the Company’s common stock.  Pro forma tangible book value per common share, assuming the outstanding Series C Preferred Stock was converted into common stock, was $5.24 at March 31, 2016.

Accumulated other comprehensive loss was ($7.4) million at March 31, 2017, compared to ($3.5) million at March 31, 2016, and ($7.9) million at December 31, 2016. The unrealized gain (loss) on securities available-for-sale, net of taxes, included in accumulated other comprehensive loss was an unrealized loss of ($653,000) at March 31, 2017, compared to an unrealized gain of $3.0 million at March 31, 2016, and an unrealized loss of ($1.2) million at December 31, 2016.  The components of accumulated other comprehensive loss, net of taxes, at March 31, 2017 include the following: an unrealized loss on available-for-sale securities of ($653,000); the remaining unamortized unrealized gain on securities available-for-sale transferred to held-to-maturity of $327,000; a split dollar insurance contracts liability of ($3.5) million; a supplemental executive retirement plan liability of ($4.2) million; and an unrealized gain on interest-only strip from SBA loans of $607,000.

Heritage Commerce Corp, a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose with full-service branches in Danville, Fremont, Gilroy, Hollister, Los Altos, Los Gatos, Morgan Hill, Pleasanton, San Jose, Sunnyvale, and Walnut Creek.  Heritage Bank of Commerce is an SBA Preferred Lender.  Bay View Funding, a subsidiary of Heritage Bank of Commerce, is based in Santa Clara and provides business-essential working capital factoring financing to various industries throughout the United States.  For more information, please visit www.heritagecommercecorp.com.

Forward Looking Statement Disclaimer

These forward looking statements are subject to various risks and uncertainties that may be outside our control and our actual results could differ materially from our projected results.  Risks and uncertainties that could cause our financial performance to differ materially from our goals, plans, expectations and projections expressed in forward-looking statements include those set forth in our filings with the Securities and Exchange Commission, Item 1A of the Company’s Annual Report on Form 10-K, and the following: (1) current and future economic and market conditions in the United States generally or in the communities we serve, including the effects of declines in property values, high unemployment rates and overall slowdowns in economic growth should these events occur; (2) effects of and changes in trade, monetary and fiscal policies and laws, including the interest rate policies of the Federal Open Market Committee of the Federal Reserve Board; (3) changes in inflation, interest rates, and market liquidity which may impact interest margins and impact funding sources; (4) volatility in credit and equity markets and its effect on the global economy; (5) changes in the competitive environment among financial or bank holding companies and other financial service providers; (6) changes in consumer and business spending and saving habits and the related effect on our ability to increase assets and to attract deposits; (7) our ability to develop and promote customer acceptance of new products and services in a timely manner; (8) risks associated with concentrations in real estate related loans; (9) an oversupply of inventory and deterioration in values of California commercial real estate; (10) a prolonged slowdown in construction activity; (11) other than temporary impairment charges to our securities portfolio; (12) changes in the level of nonperforming assets and charge-offs and other credit quality measures, and their impact on the adequacy of the Company’s allowance for loan losses and the Company’s provision for loan losses; (13) our ability to raise capital or incur debt on reasonable terms; (14) regulatory limits on Heritage Bank of Commerce’s ability to pay dividends to the Company; (15) changes in our capital management policies, including those regarding business combinations, dividends, and share repurchases, among others; (16) operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; (17) our ability to keep pace with technological changes, including our ability to identify and address cyber-security risks such as data security breaches, “denial of service” attacks, “hacking” and identity theft; (18) inability of our framework to manage risks associated with our business, including operational risk and credit risk; (19) risks of loss of funding of Small Business Administration or SBA loan programs, or changes in those programs; (20) effect and uncertain impact on the Company of the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated by supervisory and oversight agencies implementing the new legislation; (21) effect of lower corporate tax rates if enacted on the Company’s deferred tax asset; (22) significant changes in applicable laws and regulations, including those concerning taxes, banking and securities; (23) effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; (24) costs and effects of legal and regulatory developments, including resolution of legal proceedings or regulatory or other governmental inquiries, and the results of regulatory examinations or reviews; (25) availability of and competition for acquisition opportunities; (26) risks associated with merger and acquisition integration; (27) risks resulting from domestic terrorism; (28) risks of natural disasters and other events beyond our control; and (29) our success in managing the risks involved in the foregoing factors.

Member FDIC

	For the Quarter Ended:			Percent Change From:
CONSOLIDATED INCOME STATEMENTS	March 31,	December 31,	March 31,	December 31,	March 31,
(in $000’s, unaudited)	2017	2016	2016	2016	2016
Interest income	$24,697	$23,991	$23,062	3%	7%
Interest expense	871	867	758	0%	15%
Net interest income before provision for loan losses	23,826	23,124	22,304	3%	7%
Provision for loan losses	321	240	401	34%	-20%
Net interest income after provision for loan losses	23,505	22,884	21,903	3%	7%
Noninterest income:
Service charges and fees on deposit accounts	740	768	767	-4%	-4%
Increase in cash surrender value of life insurance	422	430	449	-2%	-6%
Gain on sales of SBA loans	324	143	305	127%	6%
Servicing income	285	292	371	-2%	-23%
Gain on sales of securities	(6)	572	180	-101%	-103%
Gain on proceeds from company owned life insurance	—	100	—	-100%	N/A
Other	530	734	542	-28%	-2%
Total noninterest income	2,295	3,039	2,614	-24%	-12%

Noninterest expense:
Salaries and employee benefits	9,486	8,608	8,947	10%	6%
Professional fees	1,071	852	825	26%	30%
Occupancy and equipment	1,068	1,101	1,085	-3%	-2%
Other	3,703	3,716	3,828	0%	-3%
Total noninterest expense	15,328	14,277	14,685	7%	4%
Income before income taxes	10,472	11,646	9,832	-10%	7%
Income tax expense	3,934	4,431	3,726	-11%	6%
Net income	6,538	7,215	6,106	-9%	7%
Dividends on preferred stock	—	—	(504)	N/A	-100%
Net income available to common shareholders	6,538	7,215	5,602	-9%	17%
Undistributed earnings allocated to Series C preferred stock	—	—	(403)	N/A	-100%
Distributed and undistributed earnings allocated to common shareholders	$6,538	$7,215	$5,199	-9%	26%

PER COMMON SHARE DATA
(unaudited)
Basic earnings per share	$0.17	$0.19	$0.16	-11%	6%
Diluted earnings per share	$0.17	$0.19	$0.16	-11%	6%
Weighted average shares outstanding - basic	37,957,999	37,931,317	32,125,716	0%	18%
Weighted average shares outstanding - diluted	38,494,107	38,270,110	32,377,493	1%	19%
Common shares outstanding at period-end	37,995,085	37,941,007	32,170,920	0%	18%
Pro forma common shares outstanding at period-end, assuming Series C preferred stock was converted into common stock	N/A	N/A	37,771,920	N/A	N/A
Dividend per share	$0.10	$0.09	$0.09	11%	11%
Book value per share	$6.95	$6.85	$7.22	1%	-4%
Tangible book value per share	$5.57	$5.46	$5.54	2%	1%
Pro forma tangible book value per share, assuming Series C preferred stock was converted into common stockpreferred stock was converted into common stock	N/A	N/A	$5.24	N/A	N/A

KEY FINANCIAL RATIOS
(unaudited)
Annualized return on average equity	10.15%	11.01%	9.87%	-8%	3%
Annualized return on average tangible equity	12.69%	13.81%	12.62%	-8%	1%
Annualized return on average assets	1.03%	1.12%	1.05%	-8%	-2%
Annualized return on average tangible assets	1.05%	1.14%	1.07%	-8%	-2%
Net interest margin (fully tax equivalent)	4.06%	3.91%	4.22%	4%	-4%
Efficiency ratio	58.68%	54.57%	58.93%	8%	0%

AVERAGE BALANCES
(in $000’s, unaudited)
Average assets	$2,584,749	$2,572,595	$2,349,224	0%	10%
Average tangible assets	$2,532,273	$2,519,733	$2,295,181	0%	10%
Average earning assets	$2,409,043	$2,381,141	$2,157,463	1%	12%
Average loans held-for-sale	$6,700	$6,074	$4,746	10%	41%
Average total loans	$1,489,123	$1,455,558	$1,363,850	2%	9%
Average deposits	$2,269,554	$2,245,336	$2,030,898	1%	12%
Average demand deposits - noninterest-bearing	$887,008	$898,367	$776,999	-1%	14%
Average interest-bearing deposits	$1,382,546	$1,346,969	$1,253,899	3%	10%
Average interest-bearing liabilities	$1,382,622	$1,347,032	$1,255,647	3%	10%
Average equity	$261,344	$260,723	$248,700	0%	5%
Average tangible equity	$208,868	$207,861	$194,657	0%	7%

	End of Period:			Percent Change From:
CONSOLIDATED BALANCE SHEETS	March 31,	December 31,	March 31,	December 31,	March 31,
(in $000’s, unaudited)	2017	2016	2016	2016	2016
ASSETS
Cash and due from banks	$31,724	$27,993	$25,573	13%	24%
Other investments and interest-bearing deposits
in other financial institutions	256,122	238,110	117,562	8%	118%
Securities available-for-sale, at fair value	341,590	306,589	448,540	11%	-24%
Securities held-to-maturity, at amortized cost	341,383	324,010	185,165	5%	84%
Loans held-for-sale - SBA, including deferred costs	3,911	5,705	2,389	-31%	64%
Loans:
Commercial	609,353	604,331	592,128	1%	3%
Real estate:
Commercial	679,989	662,228	616,821	3%	10%
Land and construction	81,101	81,002	95,547	0%	-15%
Home equity	80,360	82,459	74,993	-3%	7%
Residential mortgages	49,569	52,887	—	-6%	N/A
Consumer	13,807	20,460	16,476	-33%	-16%
Loans	1,514,179	1,503,367	1,395,965	1%	8%
Deferred loan fees	(892)	(760)	(701)	17%	27%
Total loans, net of deferred fees	1,513,287	1,502,607	1,395,264	1%	8%
Allowance for loan losses	(19,135)	(19,089)	(19,458)	0%	-2%
Loans, net	1,494,152	1,483,518	1,375,806	1%	9%
Company owned life insurance	59,570	59,148	60,470	1%	-1%
Premises and equipment, net	7,512	7,490	7,625	0%	-1%
Goodwill	45,664	45,664	45,664	0%	0%
Other intangible assets	6,605	6,950	8,126	-5%	-19%
Accrued interest receivable and other assets	53,558	65,703	50,413	-18%	6%
Total assets	$2,641,791	$2,570,880	$2,327,333	3%	14%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits:
Demand, noninterest-bearing	$917,037	$917,187	$768,525	0%	19%
Demand, interest-bearing	575,637	541,282	506,272	6%	14%
Savings and money market	606,116	572,743	493,275	6%	23%
Time deposits-under $250	56,988	57,857	61,595	-2%	-7%
Time deposits-$250 and over	164,824	163,670	179,048	1%	-8%
Time deposits - brokered	—	—	11,829	N/A	-100%
CDARS - money market and time deposits	9,485	9,401	8,192	1%	16%
Total deposits	2,330,087	2,262,140	2,028,736	3%	15%
Accrued interest payable and other liabilities	47,800	48,890	46,938	-2%	2%
Total liabilities	2,377,887	2,311,030	2,075,674	3%	15%

Shareholders’ Equity:
Series C preferred stock, net	—	—	19,519	N/A	-100%
Common stock	216,039	215,237	194,153	0%	11%
Retained earnings	55,270	52,527	41,485	5%	33%
Accumulated other comprehensive loss	(7,405)	(7,914)	(3,498)	6%	-112%
Total shareholders’ equity	263,904	259,850	251,659	2%	5%
Total liabilities and shareholders’ equity	$2,641,791	$2,570,880	$2,327,333	3%	14%

	End of Period:			Percent Change From:
CREDIT QUALITY DATA	March 31,	December 31,	March 31,	December 31,	March 31,
(in $000’s, unaudited)	2017	2016	2016	2016	2016
Nonaccrual loans - held-for-investment	$5,200	$3,059	$4,184	70%	24%
Restructured and loans over 90 days past due and still accruing	207	—	—	N/A	N/A
Total nonperforming loans	5,407	3,059	4,184	77%	29%
Foreclosed assets	183	229	386	-20%	-53%
Total nonperforming assets	$5,590	$3,288	$4,570	70%	22%
Other restructured loans still accruing	$126	$131	$145	-4%	-13%
Net charge-offs (recoveries) during the quarter	$275	$1,183	$(131)	-77%	310%
Provision for loan losses during the quarter	$321	$240	$401	34%	-20%
Allowance for loan losses	$19,135	$19,089	$19,458	0%	-2%
Classified assets	$10,368	$13,553	$21,095	-24%	-51%
Allowance for loan losses to total loans	1.26%	1.27%	1.39%	-1%	-9%
Allowance for loan losses to total nonperforming loans	353.89%	624.03%	465.06%	-43%	-24%
Nonperforming assets to total assets	0.21%	0.13%	0.20%	62%	5%
Nonperforming loans to total loans	0.36%	0.20%	0.30%	80%	20%
Classified assets to Heritage Commerce Corp Tier 1 capital plus allowance for loan losses	4%	6%	10%	-33%	-60%
Classified assets to Heritage Bank of Commerce Tier 1 capital plus allowance for loan losses	4%	6%	10%	-33%	-60%

OTHER PERIOD-END STATISTICS
(in $000’s, unaudited)
Heritage Commerce Corp:
Tangible equity(1)	$211,634	$207,236	$197,869	2%	7%
Tangible common equity(2)	$211,634	$207,236	$178,350	2%	19%
Shareholders’ equity / total assets	9.99%	10.11%	10.81%	-1%	-8%
Tangible equity / tangible assets(3)	8.17%	8.23%	8.70%	-1%	-6%
Tangible common equity / tangible assets(4)	8.17%	8.23%	7.84%	-1%	4%
Loan to deposit ratio	64.95%	66.42%	68.78%	-2%	-6%
Noninterest-bearing deposits / total deposits	39.36%	40.55%	37.88%	-3%	4%
Total risk-based capital ratio	12.5%	12.5%	12.4%	0%	1%
Tier 1 risk-based capital ratio	11.4%	11.5%	11.3%	-1%	1%
Common Equity Tier 1 risk-based capital ratio	11.4%	11.5%	10.2%	-1%	12%
Leverage ratio	8.6%	8.5%	8.8%	1%	-2%

Heritage Bank of Commerce:
Total risk-based capital ratio	12.2%	12.3%	12.3%	-1%	-1%
Tier 1 risk-based capital ratio	11.2%	11.3%	11.2%	-1%	0%
Common Equity Tier 1 risk-based capital ratio	11.2%	11.3%	11.2%	-1%	0%
Leverage ratio	8.4%	8.4%	8.7%	0%	-3%

(1)Represents shareholders’ equity minus goodwill and other intangible assets

(2)Represents shareholders’ equity minus preferred stock, minus goodwill and other intangible assets

(3)Represents shareholders’ equity minus goodwill and other intangible assets divided by total assets minus goodwill and other intangible assets

(4)Represents shareholders’ equity minus preferred stock, minus goodwill and other intangible assets divided by total assets minus goodwill and other intangible assets

	For the Quarter Ended			For the Quarter Ended
	March 31,2017			March 31,2016
NET INTEREST INCOME AND NET INTEREST MARGIN	Average	Interest Income/	Average Yield/	Average	Interest Income/	Average Yield/
(in $000’s, unaudited)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Loans, gross(1)	$1,495,823	$20,398	5.53%	$1,368,596	$19,188	5.64%
Securities - taxable	547,667	2,877	2.13%	480,515	2,774	2.32%
Securities - exempt from Federal tax(2)	90,414	871	3.91%	93,121	891	3.85%
Other investments and interest-bearing deposits in other financial institutions	275,139	856	1.26%	215,231	521	0.97%
Total interest earning assets(2)	2,409,043	25,002	4.21%	2,157,463	23,374	4.36%
Cash and due from banks	32,834			32,949
Premises and equipment, net	7,527			7,754
Goodwill and other intangible assets	52,476			54,043
Other assets	82,869			97,015
Total assets	$2,584,749			$2,349,224

Liabilities and shareholders’ equity:
Deposits:
Demand, noninterest-bearing	$887,008			$776,999

Demand, interest-bearing	559,245	288	0.21%	501,952	236	0.19%
Savings and money market	592,155	294	0.20%	498,622	272	0.22%
Time deposits - under $100	20,414	15	0.30%	23,287	17	0.29%
Time deposits - $100 and over	201,838	273	0.55%	207,113	190	0.37%
Time deposits - brokered	—	—	0.00%	14,825	30	0.81%
CDARS - money market and time deposits	8,894	1	0.05%	8,100	2	0.10%
Total interest-bearing deposits	1,382,546	871	0.26%	1,253,899	747	0.24%
Total deposits	2,269,554	871	0.16%	2,030,898	747	0.15%

Short-term borrowings	76	—	0.00%	1,748	11	2.53%
Total interest-bearing liabilities	1,382,622	871	0.26%	1,255,647	758	0.24%
Total interest-bearing liabilities and demand,
noninterest-bearing / cost of funds	2,269,630	871	0.16%	2,032,646	758	0.15%
Other liabilities	53,775			67,878
Total liabilities	2,323,405			2,100,524
Shareholders’ equity	261,344			248,700
Total liabilities and shareholders’ equity	$2,584,749			$2,349,224

Net interest income(2) / margin		24,131	4.06%		22,616	4.22%
Less tax equivalent adjustment(2)		(305)			(312)
Net interest income		$23,826			$22,304

(1)Includes loans held-for-sale.  Yield amounts earned on loans include loan fees and costs.  Nonaccrual loans are included in average balance.

(2)Reflects the fully tax equivalent (“FTE”) adjustment for Federal tax exempt income based on a 35% tax rate.